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                                                                  Exhibit 5.01


                                                            January 25, 2000

To the Board of Directors
Corning Incorporated

Ladies and Gentlemen:

         As General Counsel of Corning Incorporated (the "Company"), I am furnishing this opinion in connection with the Registration Statement (the "Registration Statement") on Form S-3 being filed with the Securities and Exchange Commission (the "Commission") under Rule 462(b) of the Securities Act of 1933, as amended, with respect to the proposed offering of up to $188,056,342 aggregate amount of shares of the Company's Common Stock, par value $.50 per share (the Common Shares").

         I have examined the resolutions of the Board of Directors of the Company (the "Resolutions") authorizing the issuance, offering and sale of the Common Shares. I have also examined the originals, or copies identified to my satisfaction, of such corporate records of the Company, such other agreements and instruments, certificates of public officials and officers of the Company and other persons; and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

         1. The Company has been duly incorporated and is validly existing under the laws of the State of New York.

         2. The Common Shares have been duly authorized and, when issued and delivered pursuant to the authority granted in the Resolutions and paid for, will be legally issued, fully paid and non-assessable.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the headings "Legal Matters" and "Validity of Securities" in the related prospectus.



                                       Very truly yours,

                                       /s/ William D. Eggers